                                                                 EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                             SIX MONTHS
                                                                               ENDED
                                FISCAL YEAR ENDED APRIL 30,                  OCTOBER 31,
                        ----------------------------------------------     ----------------
                        1993      1994      1995      1996       1997       1996      1997
                        -----    ------    ------    ------    -------     ------    ------
Fixed charges
  Interest expense....  $  10    $   21    $   45    $   33    $    75     $   14    $  403
  Amortization of
    capitalized
    expenses related
    to indebtedness...     --        --        --        --         --         --        --
                        -----    ------    ------    ------    -------     ------    ------
TOTAL FIXED
  CHARGES.............  $  10    $   21    $   45    $   33    $    75     $   14    $  403
                        =====    ======    ======    ======    =======     ======    ======
Income from
  continuing
  operations before
  taxes...............     (6)      337     2,483     7,086     14,354      5,562     5,433
Fixed charges.........     10        21        45        33         75         14       403
                        -----    ------    ------    ------    -------     ------    ------
TOTAL EARNINGS........  $   4    $  358    $2,528    $7,119    $14,429     $5,576    $5,836
                        =====    ======    ======    ======    =======     ======    ======
RATIO OF EARNINGS TO
  FIXED CHARGES.......   0.40     17.05     56.18    215.73     192.39     398.29     14.48


                                  PRO FORMA               PRO FORMA            PRO FORMA
                                 FISCAL YEAR           SIX MONTH PERIOD     SIX MONTH PERIOD
                                ENDED APRIL 30,        ENDED OCTOBER 31,    ENDED OCTOBER 31,
                                     1997                   1996                 1997
                                ---------------        ----------------       --------------
Fixed charges
  Interest expense....              $10,369                 $5,184               $5,184
  Amortization of
    capitalized
    expenses related
    to indebtedness...                  734                    367                  367
                                    -------                 ------               ------
TOTAL FIXED
  CHARGES.............              $11,103                 $5,551               $5,551
                                    =======                 ======               ======
Income from
  continuing
  operations before
  taxes...............                3,930                    (96)                 156
Fixed charges.........               11,103                  5,551                5,551
                                    -------                 ------               ------
TOTAL EARNINGS........              $15,033                 $5,455               $5,707
                                    =======                 ======               ======
RATIO OF EARNINGS TO
  FIXED CHARGES.......                 1.35                    .98                 1.03
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